Exhibit 99.(2)(g)

UBS PACE SELECT ADVISORS TRUST

CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD RESOLUTIONS APPROVING BYLAW AMENDMENTS

I, Keith A. Weller, Vice President and Assistant Secretary of UBS PACE Select Advisors Trust (the “Trust”), hereby certify that, at a duly convened meeting of the Board of Trustees (“Board”) of the Trust held on February 10, 2010, the Board duly and unanimously approved the following preambles and resolution:

WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board the abolishment of the retirement policy pursuant to which a trustee who has attained the age of seventy-five (75) years generally must retire from service as a trustee (the “Policy”); and

WHEREAS, the Board has accepted the Nominating and Corporate Governance Committee’s recommendation and has determined that it is in the best interest of the Trust to abolish the Policy;

NOW, THEREFORE, BE IT

RESOLVED, that pursuant to the relevant section of the Trust’s Amended and Restated Bylaws, as amended (the “Bylaws”), concerning amendments to the Trust’s Bylaws, Article II, Section 2 of the Trust’s Bylaws be, and it hereby is, deleted in its entirety.

IN WITNESS WHEREOF, I have signed this certificate as of the 7th day of May, 2010.

UBS PACE SELECT ADVISORS TRUST

By:	/s/Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Assistant Secretary

New York, New York (ss)

Subscribed and sworn to before me

on this 7th day of May, 2010.

/c/Cathleen Crandall
Notary Public